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                                                                     EXHIBIT 5.1
                         [BAKER & HOSTETLER LETTERHEAD]



                                 July 30, 1996




Patterson Energy, Inc.
4510 Lamesa Highway
Snyder, Texas   79549

Gentlemen:

                 We have acted as counsel for Patterson Energy, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Securities Act") on Form S-8 of 74,592 shares ("Shares") of the Company's Common Stock, $0.01 Par Value covered by the 1983 Incentive Stock Option Plan, as amended, and the 1994 Non-Qualified Stock Option Plan (collectively, the "Plans") of Patterson Drilling Company (formerly, Tucker Drilling Company, Inc.), a wholly-owned subsidiary of the Company. The Registration Statement on Form S-8 and exhibits thereto filed with the Securities and Exchange Commission under the Securities Act are referred to herein as the "Registration Statement."

                 We have examined the Certificate of Incorporation, the Bylaws and the Minutes of the Board of Directors of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

                 Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Company is authorized to issue and to sell the Shares; and the Shares, when issued pursuant to the terms of the Plans will be fully paid and nonassessable shares of the Company's Common Stock.

                 We hereby consent to the use of this opinion as a part of the Registration Statement.

                                                 Very truly yours,


                                                 /s/ Baker & Hostetler

                                                 BAKER & HOSTETLER